EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into by and between Michael Snyder (“Executive”) and Vonage Holdings Corp. (defined herein to include, its affiliates, subsidiaries, predecessors, and successors and hereinafter referred to as “Vonage” or “the Company”), effective as of April 12, 2007 (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”

WHEREAS, Executive was employed by Vonage as its Chief Executive Officer;

WHEREAS, Executive and Vonage entered into an Employment Agreement dated February 7, 2006 (“Employment Agreement”);

WHEREAS, Executive has resigned from his position as Chief Executive Officer effective April 11, 2007, which resignation, pursuant to Section 4(e) of the Employment Agreement, constituted Executive’s resignation as a member of all applicable boards of directors, boards of trustees, and executive and/or management committees of Vonage of which he was a member, also effective April 11, 2007;

WHEREAS, for the purposes of this Agreement, and assuming that it is executed by Executive and is not rescinded by Executive or otherwise caused by Executive to be held invalid for any reason, the Executive’s resignation, under the circumstances of his separation, will be treated in the same manner as a resignation for “Good Reason” within the meaning of the Employment Agreement;

WHEREAS, Vonage and Executive have read this Agreement and have had the opportunity to review it with their respective legal counsel; and

WHEREAS, Vonage and Executive desire to resolve any and all issues and claims between them including without limitation Executive’s employment and his separation therefrom, as well as any and all issues and claims arising from or relating to the Employment Agreement, and to reach an amicable accord and settlement concerning their future relationship.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Separation. Executive ceased performing duties for, and resigned from, Vonage on April 11, 2007 and Executive’s services on any and all boards of directors, boards of trustees, and executive and/or management committees of Vonage of which he was a member ended on such date. The terms of Executive’s separation from Vonage are now being agreed to, as described herein.

2. Salary. Executive agrees that Vonage has no obligation to make, and will not make, any additional salary payments to Executive that have not already been paid, except for any and all earned, accrued or owed amounts, but not yet paid, to which Executive is entitled up to and including April 11, 2007, including, but not limited to, earned and unpaid salary, unused accrued vacation and unreimbursed reasonable expenses (submitted in accordance with and payable under the Company’s expense reimbursement policy), payable in a lump sum within five (5) days after the revocation period described in Section 19(d) below. Any further entitlement that Executive may have to compensation shall be governed by the terms of this Agreement.

3. Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (i) any violation by Vonage or Executive, of any federal, state, or municipal law, statute, or regulation, or principle of common law or equity, (ii) the commission by Executive or Vonage of any other actionable wrong, or (iii) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued, or used for that purpose.

4. General Release.

(a) In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Executive”) hereby irrevocably and unconditionally waives, releases, and forever discharges Vonage, and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Vonage”) for any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage. Such claims include, but are not limited to, claims arising under including any claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 29 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; any other federal, state or local statutory laws including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any common law claims; and any and all claims for counsel fees and costs.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraphs 4(d) and 4(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf.

(c) In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.

(d) Nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Paragraph 4(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.

(e) Nothing in this Paragraph, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights to indemnification relating to his performance of services as an employee, officer and/or board member of Vonage, including, but not limited to, those rights to indemnification as are set forth in Article EIGHTH of the Restated Certificate of Incorporation of Vonage Holdings Corp. dated as of May 30, 2006 (attached hereto and incorporated herein as Exhibit A). Accordingly, nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a future claim for indemnification. Notwithstanding the foregoing, the representations contained in this Paragraph 4(e) are intended as recitals only and are not intended to provide Executive any additional contractual rights beyond those contained in said Article EIGHTH.

5. Consideration and Post-Employment Benefits. Vonage, for and in consideration of the undertakings of Executive set forth herein and pursuant to Section 4(b)(i) of the Employment Agreement, and intending to be legally bound, and provided that Executive does not revoke this Agreement pursuant to Paragraph 19(d) below, agrees that Vonage will pay the following to Executive: (1) One Hundred Fifty Thousand Six Hundred Eighty-Four and 93/100 Dollars ($150,684.93) which constitutes the Executive’s pro-rata annual bonus for 2007 and which will be paid in a lump sum payment on the date such bonus would have been payable to Executive had he remained employed by the Company but, in no event, later than March 15, 2008, (2) One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) which is equal to two (2) times Executive’s current annual base salary and which will be paid in substantially equal regular payroll installments, commencing within five (5) days after the revocation period described in Section 19(d) below, over the six (6) month period immediately following the Effective Date, (3) Forty-Five Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($45,833.33) which is equal to one month’s current annual base salary and which will be paid within five (5) days after the revocation period described in Section 19(d) below, and (4) at the request of Executive, an amount not exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) for outplacement services for Executive, as described in Section 4(b)(i) of the Employment Agreement, during the period described below. The Company shall reimburse said outplacement services payments within thirty (30) days of Executive’s submission for reimbursement of proper proof of payment, which Executive shall submit within thirty (30) days of incurring said expense. All payments under clause (2) shall be paid by December 31, 2007. The outplacement services addressed in clause (4) will be provided for the period beginning on the Effective Date and ending December 31, 2008, and any reimbursement of the cost of such outplacement services will be paid by December 31, 2009. All payments are subject to applicable tax withholding. Executive shall be solely responsible for all taxes applicable to Executive on the payments under this Agreement. Additionally, for a period not to exceed eighteen (18) months following the Executive’s resignation from the Company, the Company shall pay any COBRA premiums incurred by the Executive for the purchase of medical and dental coverage for Executive and any qualified beneficiaries in accordance with the terms and conditions of such insurance available to the senior executives of the Company, as those coverages may be amended or modified from time to time. The Company’s obligation to continue payments for COBRA premiums pursuant to this Paragraph 5 shall cease as of the date that Executive obtains alternative employment that affords him the opportunity to obtain medical and dental insurance coverage.

6. Prior Agreements. This Agreement supersedes all prior agreements entered into by Vonage and Executive, except for the following: (1) Sections 4(b) and 4(c), and Sections 5 through 12 of the Employment Agreement, which terms survive the termination of the Employment Agreement pursuant to Section 17 thereof, (2) the Parties’ Non-Compete Agreement dated February 7, 2006, (3) the Parties’ Employee Confidentiality and Innovations Agreement dated February 7, 2006 (the “Confidentiality Agreement”), and (4) the Parties’ Nonqualified Stock Option Agreement dated February 7, 2006.

7. Resignation from Directorships and Officerships. Pursuant to Section 4(e) of the Employment Agreement, Executive affirms that his notice of resignation submitted on April 11, 2007 constitutes his immediate resignation from (i) any director, officer, or employee position that Executive has with the Company, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company.

8. Confidentiality of Agreement. Executive agrees to keep secret and strictly confidential the terms of this Agreement and further represents and warrants that he will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of his immediate family, accountants or attorneys who have first agreed to keep said information confidential and to not disclose it to others), and that he has not done so. The foregoing shall not prohibit or restrict such disclosure as required by law or in connection with the Company’s filings with the Securities and Exchange Commission or any other governmental or regulatory body, or as may be necessary for the prosecution or defense of claims relating to the performance or enforcement of this Agreement, or prohibit or restrict Executive (or Executive’s attorney) or Vonage from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the New York Stock Exchange, any other self- regulatory organization, or in response to a duly served and effective subpoena or discovery request in the course of any litigation. Prior to making any disclosure other than to his immediate family, accountants or attorneys, Executive shall provide Vonage with as much notice as practicable that he has been requested or compelled to make disclosure and use his best efforts to ensure that if such disclosure occurs it does so in a manner designed to maintain the confidentiality of this Agreement to the fullest extent possible.

9. Return of Property and Documents. Executive represents and warrants that he has returned, or will immediately return, to Vonage all Vonage property (including, without limitation, any and all computers, Blackberries, identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys, and software) in Executive’s possession and that he has not, and will not, retain any duplicates or reproductions of such items. Executive further represents and warrants that he has delivered to Vonage all copies of any Confidential Information (as defined in the Confidentiality Agreement) in his possession or control and has destroyed all copies of any analyses, compilations, studies or other documents in his possession that contain any Confidential Information.

10. Breach of Obligations. It is expressly understood and agreed that in the event of a material breach by either party of any of its obligations under this Agreement and any agreements incorporated by reference herein, and in addition to any other legal or equitable remedy the non-breaching party may have, the non-breaching party shall have the option to pursue any available legal or equitable remedy. The Parties further agree that, to the extent permitted by law, the prevailing party shall recover its costs and reasonable attorneys’ fees incurred in seeking relief for any proven breach of this Agreement or to enforce the terms of this Agreement.

11. Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

Attention: Sharon O’Leary, Executive Vice President & Chief Legal Officer

Any such notice, request, demand, or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.

All notices, requests, demands, and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:

Michael Snyder

77 Hance Road

Fair Haven, New Jersey 07704

Any such notice, request, demand, or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.

12. Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that, upon any finding that Paragraph 4(a) is illegal and/or unenforceable (other than a finding caused by Vonage), Vonage shall be released from any obligation to make any payment pursuant to Paragraph 5 of this Agreement and Executive shall repay to Vonage any and all amounts already received pursuant to Paragraph 5.

13. Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties thereto including its enforcement shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 12 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.

14. Injunctive Relief. Notwithstanding the limited agreement to arbitrate set forth in Paragraph 13 of this Agreement, any claim alleging breach of Executive’s non-disparagement obligations or alleging breach of Paragraph 8 (confidentiality) may be brought in any federal or state court of competent jurisdiction in the State of New Jersey, where the Parties consent to jurisdiction and agree not to argue that it is an inconvenient forum for resolution of the claim. A material breach of Section 10 of Executive’s Employment Agreement or Paragraph 8 of this Agreement shall be considered to be irreparable harm, where no adequate remedy at law would be available in respect thereof. The Parties agree that Vonage will have no obligation to post a bond to obtain said injunctive relief.

15. Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Withholding. Vonage may withhold from amounts payable or benefits provided under this Agreement any and all federal, state, and local taxes that are required to be withheld and reported by any applicable laws and regulations. Vonage may also withhold and report any amounts necessary pursuant to the benefit plans, policies, or arrangements of Vonage or otherwise, in accordance with any applicable Vonage policies, laws and/or regulations.

17. Entire Agreement; Headings. This Agreement sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements (including the Employment Agreement), discussions or understandings between the Parties pertaining to the subject matter hereof, including relating to severance payments or compensation, have been and are merged into and superseded by this Agreement; provided, however, that this Agreement does not supersede Executive’s obligations relating to confidential information, trade secrets, intellectual property, copyrights, and non-solicitation, which shall remain in full force and effect in accordance with their terms. The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement

18. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

19. EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:

(a) he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releases from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;

(b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;

(c) he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that the Agreement is satisfactory;

(d) he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this. Agreement by giving written notice to Vonage to the attention of Sharon O’Leary, Executive Vice President & Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;

(e) he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney;

(f) neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and

(g) this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

VONAGE HOLDINGS CORP.

By:	/s/ MICHAEL SNYDER	By:
MICHAEL SNYDER

Dated:	5-17-07	Dated:	May 17, 2007

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